Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the completion of the Transaction on August 1, 2024, whereby Tyman shareholders were entitled to elect to receive (i) 240 pence in cash and 0.05715 of a New Quanex Share for each Tyman Share held at the Scheme Record Time under the terms of the Main Offer or (ii) New Quanex Shares at an exchange ratio of 0.14288 of a New Quanex Share for each Tyman Share held at the Scheme Record Time under the terms of the Capped All-Share Alternative, provided, that, the Capped All-Share Alternative shall be made available for up to 25% of the Tyman Shares outstanding.

The unaudited pro forma condensed combined financial information should be read in conjunction with Quanex’s interim unaudited condensed consolidated financial statements and related notes as of and for the nine-months ended July 31, 2024, their audited consolidated financial statements and related notes as of and for the year ended October 31, 2023, and Tyman’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2023, together with the accompanying notes to the unaudited pro forma condensed combined financial information. Tyman’s financial information as of and for the nine-months to June 30, 2024 comprises (i) an unaudited consolidated balance sheet as of June 30, 2024, and (ii) an unaudited consolidated income statement for the six-months ended June 30, 2024 plus an unaudited consolidated income statement for the three-months ended June 30, 2024, in each case derived from the books and records of Tyman. Such Tyman financial information is only being presented for pro forma purposes.

For the purpose of the preparation of the pro forma financial information for the nine-month period ended July 31, 2024, income and expense information from Tyman’s business reflects the nine-months to June 30, 2024 (refer to Note 1 – Basis of presentation, for further detail).

The Transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with Topic 805 under U.S. GAAP Business Combinations (“Topic 805”). Topic 805 requires that one of the two companies in an acquisition be designated as the acquirer for accounting purposes based on the evidence available. Quanex will be treated as the acquiring entity for accounting purposes, and accordingly, Tyman’s assets acquired and liabilities assumed have been adjusted based on preliminary estimates of fair value at the completion of the Transaction on August 1, 2024 (refer to Note 3 – Preliminary purchase price allocation, for further detail). The excess of the preliminary purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill.

The following unaudited pro forma condensed combined financial information and related notes (the “Pro Forma Financial Information”) are based on the historical consolidated financial statements and financial information of Quanex and Tyman and have been prepared to reflect the completion of the Transaction and financing thereof. The pro forma adjustments related to the Transaction and financing thereof include:

•	the issuance of approximately 9.3 million of New Quanex Shares valued (based on Quanex’s closing stock price of $31.83 on August 1, 2024) at $297.2 million and a cash payment of $501.7 million for a total of purchase consideration of $798.9 million to Tyman shareholders in respect of Tyman shares under the Main Offer as further described in Note 3 – Preliminary purchase price allocation;

•	the issuance of approximately 4.8 million of New Quanex Shares valued (based on Quanex’s closing stock price of $31.83 on August 1, 2024) at $152.9 million capped at 25% of the Tyman shares outstanding under the Capped All-Share Alternative as further described in Note 3 – Preliminary purchase price allocation;

•	the borrowings of $791.7 million, comprised of a term loan and revolving credit facility, and a commitment letter as further described in Note 4 – Financing;

•	the conversion of Tyman’s financial information prepared in accordance with IFRS and presented in pounds sterling to Quanex accounting policies in accordance with U.S. GAAP and U.S. dollars as further described in Note 2 – Adjustments to Tyman’s consolidated financial statements; and

•	the impact of preliminary fair value adjustments on the completion date of the Transaction on August 1, 2024 to the underlying assets and liabilities of Tyman as further described in Note 3 – Preliminary purchase price allocation.

The unaudited pro forma adjustments are based upon the best available information and certain assumptions that Quanex believes to be reasonable. There can be no assurance that the final allocation of the purchase price and the fair values will not materially differ from the preliminary amounts reflected in the Pro Forma Financial Information. The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that Quanex will experience after the completion of the Transaction on August 1, 2024.

1

The Pro Forma Financial Information is based on Quanex’s accounting policies. Further review may identify additional differences between the accounting policies of Quanex and Tyman that, when conformed, could have a material impact on the financial statements of Quanex following the Transaction. The Pro Forma Financial Information does not reflect adjustments for liabilities or related costs of any integration and similar activities, or benefits, including potential synergies that may be derived in future periods, from the Transaction.

2

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
Nine-months ended July 31, 2024

			Transaction Accounting Adjustments
(In thousands of US Dollars, except per share amounts)	Historical Quanex (U.S. GAAP)	Tyman (U.S. GAAP) Note 2	Preliminary Purchase Price Allocation	Note	Financing Note 4	Total	Total Pro Forma Combined (U.S. GAAP)
Net sales	785,701	608,972	—		—	—	1,394,673
Cost and expenses:
Cost of sales (excluding depreciation and amortization)	(597,127)	(397,628)	—		—	—	(994,755)
Selling, general and administrative	(103,579)	(131,503)	—		—	—	(235,082)
Depreciation and amortization	(32,999)	(24,346)	(9,181)	3(v)	—	(9,181)	(66,526)
Operating income	51,996	55,495	(9,181)		—	(9,181)	98,310
Non-operating (expense) income:
Interest expense	(2,896)	(9,059)	—		(26,986)	(26,986)	(38,941)
Other, net	10,520	2,164	—		—	—	12,684
Income before income taxes	59,620	48,600	(9,181)		(26,986)	(36,167)	72,053
Income tax expense	(12,644)	(14,015)	2,295	3(v)	5,397	7,692	(18,967)
Net income	46,976	34,585	(6,886)		(21,589)	(28,475)	53,086
Basic earnings per common share	$1.43						$1.13
Diluted earnings per common share	$1.42						$1.12
Weighted-average common shares outstanding: (thousands)
Basic	32,857		14,139				46,996
Diluted	33,087		14,139				47,226

3

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the year ended October 31, 2023

			Transaction Accounting Adjustments
(In thousands of US Dollars, except per share amounts)	Historical Quanex (U.S. GAAP)	Tyman (U.S. GAAP) Note 2	Preliminary Purchase Price Allocation	Notes	Financing Note 4	Other Note 5	Notes	Total	Total Pro Forma Combined (U.S. GAAP)
Net sales	1,130,583	824,367	—		—	—		—	1,954,950
Cost and expenses:
Cost of sales (excluding depreciation and amortization)	(853,059)	(554,091)	(36,811)	3 (iv)	—	—		(36,811)	(1,443,961)
Selling, general and administrative	(123,957)	(161,810)	—		—	(13,710)	5 (i) (iii) (iii)	(13,710)	(299,477)
Depreciation and amortization	(42,866)	(35,477)	(9,226)	3 (v)	—	—		(9,226)	(87,569)
Operating income	110,701	72,989	(46,037)		—	(13,710)		(59,747)	123,943
Non-operating (expense) income:
Interest expense	(8,136)	(14,166)	—		(44,254)	—		(44,254)	(66,556)
Other, net	(5,519)	4,638	—		—	—		—	(881)
Income before income taxes	97,046	63,461	(46,037)		(44,254)	(13,710)		(104,001)	56,506
Income tax expense	(14,545)	(14,988)	11,877	3 (iv) (v)	8,851	756	5 (i) (iii) (iii)	21,484	(8,049)
Net income	82,501	48,473	(34,160)		(35,403)	(12,954)		(82,517)	48,457
Basic earnings per common share	$2.51								$1.03
Diluted earnings per common share	$2.50								$1.03
Weighted-average common shares outstanding: (thousands)
Basic	32,819		14,139						46,958
Diluted	33,026		14,139						47,165

4

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of July 31, 2024

			Transaction Accounting Adjustments
(In thousands of US Dollars)	Historical Quanex (U.S. GAAP)	Tyman (U.S. GAAP) Note 2	Preliminary Purchase Price Allocation Note 3	Notes	Financing Note 4	Other Note 5	Notes	Total	Total Pro Forma Combined (U.S. GAAP)
ASSETS
Current assets
Cash and cash equivalents	93,966	90,838	(501,673)	3 (iii)	501,482	—		(191)	184,613
Restricted cash	—	5,058	—		—	—		—	5,058
Accounts receivable, net of allowance for credit losses of $183	87,554	104,239	—		—	—		—	191,793
Inventories	99,127	169,606	36,811	3(iv)	—	—		36,811	305,544
Income taxes receivables	1,447	4,608	—		—	—		—	6,055
Prepaid and other current assets	19,305	18,161	—		—	—		—	37,466
Total current assets	301,399	392,510	(464,862)		501,482	—		36,620	730,529
Non-current assets
Property, plant and equipment, net of accumulated depreciation of $384,809	251,890	90,052	59,363		—	—		59,363	401,305
Operating lease right-of-use assets	63,642	66,253	7,162	3 (viii)	—	—		7,162	137,057
Goodwill	186,195	506,182	(125,831)	3(vi)	—	—		(125,831)	566,546
Intangible assets, net	66,606	77,128	455,188	3(v)	—	—		455,188	598,922
Financial assets at fair value through profit or loss	—	1,507	—		—	—		—	1,507
Deferred income taxes	—	989	—		—	—		—	989
Other assets	2,718	—	—		—	—		—	2,718
Total non-current assets	571,051	742,111	395,882		—	—		395,882	1,709,044
Total assets	872,450	1,134,621	(68,980)		501,482	—		432,502	2,439,573
LIABILITIES
Current liabilities
Accounts payable	(63,948)	(62,076)	—		—	—		—	(126,024)
Accrued liabilities	(54,796)	(44,881)	—		—	(12,581)	5 (i) (iii)	(12,581)	(112,258)
Income taxes payable	—	(2,660)	—		—	756	5 (i) (ii) (iii)	756	(1,904)
Current maturities of long-term debt	(2,690)	(89,689)	(668)	3 (vii)	(63,273)	—		(63,941)	(156,320)
Current operating lease liabilities	(6,435)	(9,069)	1,534	3 (viii)	—	—		1,534	(13,970)
Derivative financial instruments	—	(28)	—		—	—		—	(28)
Current other liabilities	—	(899)	—		—	—		—	(899)
Total current liabilities	(127,869)	(209,302)	866		(63,273)	(11,825)		(74,232)	(411,403)
Non-current liabilities
Long-term debt	(51,406)	(185,934)	(1,774)		(438,335)	—		(440,109)	(677,449)

5

			Transaction Accounting Adjustments
(In thousands of US Dollars)	Historical Quanex (U.S. GAAP)	Tyman (U.S. GAAP) Note 2	Preliminary Purchase Price Allocation Note 3	Notes	Financing Note 4	Other Note 5	Notes	Total	Total Pro Forma Combined (U.S. GAAP)
Non-current operating lease liabilities	(59,099)	(63,362)	1,019	3 (viii)	—	—		1,019	(121,442)
Deferred income taxes	(27,438)	(4,418)	(145,245)		—	—		(145,245)	(177,101)
Derivative financial instruments	—	(126)	—		126	—		126	—
Retirement benefit obligations	—	(2,952)	—		—	—		—	(2,952)
Other liabilities	(12,502)	(4,353)	—		—	—		—	(16,855)
Total non-current liabilities	(150,445)	(261,145)	(146,000)		(438,209)	—		(584,209)	(995,799)
Total liabilities	(278,314)	(470,447)	(145,134)		(501,482)	(11,825)		(658,441)	(1,407,202)
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, no par value, shares authorized 1,000,000; issued and outstanding – none	—	—	—		—	—		—	—
Common stock, $0.01 par value. Shares authorized 125,000,000; issued 51,266,501; outstanding 33,112,593	(371)	(12,440)	12,299	3 (iii)	—	—		12,299	(512)
Additional paid-in-capital	(250,297)	(87)	(449,832)	3 (iii)	—	—		(449,832)	(700,216)
Retained earnings	(448,351)	(577,614)	577,614		—	11,825	5(i) (ii) (iii)	589,439	(436,526)
Accumulated other comprehensive loss (income)	30,131	(81,503)	81,503		—	—		81,503	30,131
Less: Treasury stock at cost	74,752	7,470	(7,470)		—	—		(7,470)	74,752
Total stockholders’ equity	(594,136)	(664,174)	214,114		—	11,825		225,939	(1,032,371)
Total liabilities and stockholders’ equity	(872,450)	(1,134,621)	68,980		(501,482)	—		(432,502)	(2,439,573)

6

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of preparation

Note 1.1 – Description of the Transaction

On August 1, 2024, Quanex Building Products Corporation (“Quanex” or the “Company”), completed its previously announced acquisition (the “Transaction”) of Tyman plc (“Tyman”), a company incorporated in England and Wales. The Transaction was effected by means of a court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act 2006 (the “Scheme”).

At completion of the Transaction, the Tyman Shareholders were entitled to receive an implied value of 400.0 pence for each Tyman Share held at the Scheme Record Time, based on Quanex’s last closing share price of $34.64 on April 19, 2024 and an £/US$ exchange rate of 1.2373 at 4:00 p.m. EDT also on April 19, 2024. Tyman shareholders had the option to elect to receive the consideration as either a mix of 240.0 pence in cash and 0.05715 of a New Quanex Share for each Tyman Share held at the Scheme Record Time under the terms of the Main Offer, or 0.14288 of a New Quanex Share per Tyman Share held at the Scheme Record Time.

The aggregate consideration due pursuant to the Transaction at completion for a total of $951.7 million comprised 14,139,477 newly issued Quanex common shares for equity consideration of $450.0 million (based on Quanex’s last closing share price of $31.83 on August 1, 2024) and cash consideration of $501.7 million (being the Pound Sterling amount of cash consideration of £392.2 million in respect of all of the Tyman shares converted to U.S. Dollars at an exchange rate of 1.2792 on August 1, 2024). The Pro Forma Financial Information has been prepared to reflect (i) 17% of the Tyman Shares were cashed out via the Capped All-Share Alternative and 83% were cashed out via the Main Offer, and (ii) equity and cash represent 47% and 53% of the total purchase consideration, respectively. New Quanex shares issued in connection with the Transaction on the New York Stock Exchange took effect on August 2, 2024 and Tyman’s shares on the London Stock Exchange were canceled.

On June 12, 2024, in connection with the Transaction, Quanex entered into an amendment to the Second Amended and Restated Credit Agreement, dated as of July 6, 2022 (the “Existing Credit Agreement”, and the Existing Credit Agreement as so amended, the “Amended Credit Agreement”). The Amended Credit Agreement (i) increased the senior secured revolving credit facility to an aggregate principal amount of $475.0 million (the “Revolving Credit Facility”) and (ii) provided for a senior secured term loan A facility in an aggregate principal amount of $500.0 million (the “Term A Facility” and together with the Revolving Credit Facility, the “Facilities”). The Revolving Credit Facility includes alternative currency, letter of credit, and swing-line sub-facilities of $100.0 million, $30.0 million, and $15.0 million, respectively. The maturity date of the Facilities is five years after the acquisition effective date, maturing on August 1, 2029.

The Amended Credit Agreement became effective on August 1, 2024, upon the completion of the Transaction. From the Amended Credit Agreement, Quanex have drawn down a total of $791.7 million ($500.0 million from the Term A Facility and $291.7 million from the Revolving Credit Facility) to (a) fund the cash portion of the purchase price for the Transaction, (b) repay in full Tyman’s outstanding debt assumed, and (c) pay fees, commissions, and expenses in connection with the Transaction. See Note 3 entitled “Preliminary purchase price allocation” for further detail on the consideration paid.

Note 1.2 – The Pro Forma Financial Information

The Pro Forma Financial Information set forth herein is based upon Quanex’s consolidated financial statements and Tyman’s consolidated financial statements which are incorporated by reference in this filing. The Pro Forma Financial Information has been prepared to illustrate the effects of the completion of the Transaction on August 1, 2024, including the financing structure established to fund the Transaction, as if it had occurred on November 1, 2022, in respect of the pro forma condensed combined income statement (referred to in this section of this filing as the “Pro Forma Income Statement”), and as if it had occurred on July 31, 2024, in respect of the unaudited pro forma condensed combined balance sheet (referred to in this section of this filing as the “Pro Forma Balance Sheet”). The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of Quanex’s financial position or results of operations that would have been realized had the Transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Quanex will experience after the completion of the Transaction.

7

The Transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with Topic 805, which requires that one of the two companies in the Transaction be designated as the acquirer for accounting purposes based on the evidence available. Quanex will be treated as the accounting acquirer, and accordingly, the Tyman assets acquired and liabilities assumed have been adjusted based on preliminary estimates of fair value on August 1, 2024. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The detailed valuation studies necessary to arrive at required estimates of fair values of the assets acquired and liabilities assumed from Tyman in the Transaction have commenced but not been completed. The actual fair values may vary materially from these preliminary estimates.

Quanex’s consolidated financial statements were prepared in accordance with U.S. GAAP.

Tyman’s consolidated financial statements were prepared in accordance with IFRS and audited under U.S. Generally Accepted Auditing Standards (“U.S. GAAS”). The Pro Forma Financial Information includes adjustments to convert the financial information of Tyman from IFRS to U.S. GAAP, and from GBP to US$, as well as reclassifications to conform Tyman’s historical accounting presentation to Quanex’s accounting presentation.

The estimated income tax impacts of the pre-tax adjustments that are reflected in the Pro Forma Financial Information for Quanex and Tyman are calculated using an estimated blended statutory rate of 20% and 25%, respectively which are based on preliminary assumptions related to the jurisdictions in which the income (expense) adjustments will be recorded. The estimated blended statutory rate and the effective tax rate of Quanex could be significantly different depending on the post-Transaction activities and geographical mix of profit before taxes.

Quanex’s fiscal year end is on October 31, whereas the fiscal year end of Tyman is on December 31. The fiscal year ends of the companies differ by less than one fiscal quarter; therefore, financial information for Tyman has not been adjusted. As such, the Pro Forma Income Statement for the year ended October 31, 2023 is based upon:

•	Financial information for Quanex for the fiscal year ended October 31, 2023; and

•	Financial information for Tyman for the fiscal year ended December 31, 2023.

The Pro Forma Balance Sheet and Pro Forma Income Statement as of and for the nine-months ended July 31, 2024 is based upon:

•	Financial information for Quanex as of and for the nine-months ended July 31, 2024;

•	Financial information for Tyman as of and for the nine-month period to June 30, 2024 which has been derived from the six-month period ended June 30, 2024 plus the three-month period ended June 30, 2024. This is because the three-month period ended June 30, 2024 is a better representation of Tyman’s performance due to seasonality fluctuations.

The Tyman financial information as of and for the nine-months ended June 30, 2024 comprises (i) an unaudited consolidated balance sheet as of June 30, 2024, (ii) an unaudited consolidated income statement for the six-months ended June 30, 2024 plus an unaudited consolidated income statement for the three-months ended June 30, 2024, in each case derived from the books and records of Tyman. Such Tyman financial information is only being presented for pro forma purposes. See Note 2 – Adjustments to Tyman’s consolidated financial statements for further information about how the nine-month period to June 30, 2024 was derived and additional required disclosures.

Note 2 – Adjustments to Tyman’s consolidated financial statements

The tables below illustrate the impact of adjustments made to Tyman’s consolidated financial statements (i) as of and for the nine-months to June 30, 2024 that have been derived from the six-months ended June 30, 2024 plus the three-months ended June 30, 2024, and (ii) for the year ended December 31, 2023, in order to present them on a basis consistent with Quanex’s accounting policies under U.S. GAAP and in US$. The adjustments have been prepared as if Tyman had always applied U.S. GAAP. These adjustments reflect Quanex’s best estimates based upon the information currently available to Quanex and could be subject to change once more detailed information is obtained.

8

Unaudited adjusted Tyman consolidated income statement for the nine-months to June 30, 2024
Combined Totals U.S. GAAP

(In thousands)	Six months ended June 30, 2024 (U.S. GAAP) US$	Three months ended June 30, 2024 (U.S. GAAP) US$	Nine months to June 30, 2024 Tyman (U.S. GAAP) US$
Net sales	398,785	210,187	608,972
Cost and expenses:
Cost of sales (excluding depreciation and amortization)	(260,549)	(137,079)	(397,628)
Selling, general and administrative	(86,360)	(45,143)	(131,503)
Depreciation and amortization	(16,201)	(8,145)	(24,346)
Operating income	35,675	19,820	55,495
Interest expense	(5,724)	(3,335)	(9,059)
Other, net	1,270	894	2,164
Income before income taxes	31,223	17,379	48,600
Income tax expense	(8,768)	(5,247)	(14,015)
Net income	22,454	12,132	34,585

9

Unaudited adjusted Tyman consolidated income statement for the six-months ended June 30, 2024
Reclassification and IFRS to U.S. GAAP Adjustments

			U.S. GAAP Adjustments
(In thousands)	Historical Tyman (IFRS) GBP	Policy and Presentation Adjustments Note 2.1	Operating Leases Note 2.2	Adjusted Tyman (U.S. GAAP) GBP	Tyman (U.S. GAAP) US$ Note 2.4
Revenue	315,919	(315,919)	—	—	—
Net sales	—	315,919	—	315,919	398,785
Cost and expenses:
Cost of sales (excluding depreciation and amortization)	—	(206,408)	—	(206,408)	(260,549)
Cost of sales	(213,185)	213,185	—	—	—
Selling, general and administrative	(73,356)	10,101	(5,159)	(68,414)	(86,360)
Depreciation and amortization	—	(16,780)	3,945	(12,835)	(16,201)
Net impairment losses on financial assets	98	(98)	—	—	—
Operating income	29,476	—	(1,214)	28,262	35,675
Interest expense	—	(5,806)	1,272	(4,534)	(5,724)
Other, net	—	1,006	—	1,006	1,270
Finance income	1,637	(1,637)	—	—	—
Finance cost	(6,437)	6,437	—	—	—
Income before income taxes	24,676	—	58	24,734	31,223
Income tax expense	(6,932)	—	(14)	(6,946)	(8,768)
Net income	17,744	—	44	17,788	22,454

10

Unaudited adjusted Tyman consolidated income statement for the three-months ended June 30, 2024
Reclassification and IFRS to U.S. GAAP Adjustments

			U.S. GAAP Adjustments
(In thousands)	Historical Tyman (IFRS) GBP	Policy and Presentation Adjustments Note 2.1	Operating Leases Note 2.2	Adjusted Tyman (U.S. GAAP) GBP	Tyman (U.S. GAAP) US$ Note 2.4
Revenue	165,920	(165,920)	—	—	—
Net sales	—	165,920	—	165,920	210,187
Cost and expenses:
Cost of sales (excluding depreciation and amortization)	—	(108,209)	—	(108,209)	(137,079)
Cost of sales	(111,585)	111,585	—	—	—
Selling, general and administrative	(38,356)	5,330	(2,609)	(35,635)	(45,143)
Depreciation and amortization	—	(8,408)	1,978	(6,430)	(8,145)
Net impairment losses on financial assets	298	(298)	—	—	—
Operating income	16,277	—	(631)	15,646	19,820
Interest expense	—	(3,306)	673	(2,633)	(3,335)
Other, net	—	706	—	706	894
Finance income	1,037	(1,037)	—	—	—
Finance cost	(3,637)	3,637	—	—	—
Income before income taxes	13,677	—	42	13,719	17,379
Income tax expense	(4,132)	—	(10)	(4,142)	(5,247)
Net income	9,545	—	32	9,577	12,132

11

Unaudited adjusted Tyman consolidated income statement for the year ended December 31, 2023 Reclassifications and IFRS to U.S. GAAP Adjustments

			U.S. GAAP Adjustments
(In thousands)	Historical Tyman (IFRS) GBP	Policy and Presentation Adjustments Note 2.1	Operating Leases Note 2.2	Adjusted Tyman (U.S. GAAP) GBP	Tyman (U.S. GAAP) US$ Note 2.4
Revenue	657,600	(657,600)	—	—	—
Net sales	—	657,600	—	657,600	824,367
Cost and expenses:
Cost of sales (excluding depreciation and amortization)	—	(442,000)	—	(442,000)	(554,091)
Cost of sales	(456,700)	456,700	—	—	—
Selling, general and administrative	(139,900)	20,700	(9,876)	(129,076)	(161,810)
Depreciation and amortization	—	(36,200)	7,900	(28,300)	(35,477)
Net impairment losses on financial assets	(800)	800	—	—	—
Operating income	60,200	—	(1,976)	58,224	72,989
Interest expense	—	(13,900)	2,600	(11,300)	(14,166)
Other, net	—	3,700	—	3,700	4,638
Finance income	3,400	(3,400)	—	—	—
Finance cost	(13,600)	13,600	—	—	—
Income before income taxes	50,000	—	624	50,624	63,461
Income tax expense	(11,800)	—	(156)	(11,956)	(14,988)
Net income	38,200	—	468	38,668	48,473

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Unaudited adjusted Tyman consolidated balance sheet as of June 30, 2024
Reclassifications and IFRS to U.S. GAAP Adjustments

			U.S. GAAP Adjustments
(In thousands)	Historical Tyman (IFRS) GBP	Policy and Presentation Adjustments Note 2.1	Restricted Cash Note 2.3	Adjusted Tyman (U.S. GAAP) GBP	Tyman (U.S. GAAP) US$ Note 2.4
ASSETS
Current assets
Cash and cash equivalents	75,843	—	(4,000)	71,843	90,838
Restricted cash	—	—	4,000	4,000	5,058
Trade and other receivables	96,804	(96,804)	—	—	—
Accounts receivable net allowance for credit losses:	—	82,441	—	82,441	104,239
Inventories	134,140	—	—	134,140	169,606
Current tax asset	3,645	(3,645)	—	—	—
Income taxes receivables	—	3,645	—	3,645	4,608
Prepaid and other current assets	—	14,363	—	14,363	18,161
Total current assets	310,432	—	—	310,432	392,510

Non-current assets
Property, plant and equipment net	71,221	—	—	71,221	90,052
Operating lease right-of-use assets	—	52,399	—	52,399	66,253
Right-of-use assets	52,399	(52,399)	—	—	—
Goodwill	400,334	—	—	400,334	506,182
Intangible assets net	61,000	—	—	61,000	77,128
Financial assets at fair value through profit or loss	1,192	—	—	1,192	1,507
Deferred tax assets	782	(782)	—	—	—
Deferred income taxes	—	782	—	782	989
Total non-current assets	586,928	—	—	586,928	742,111
Total assets	897,360	—	—	897,360	1,134,621
LIABILITIES
Current liabilities
Trade and other payables	(84,591)	84,591	—	—	—
Accounts payable	—	(49,095)	—	(49,095)	(62,076)
Accrued liabilities	—	(35,496)	—	(35,496)	(44,881)
Income taxes payable	—	(2,104)	—	(2,104)	(2,660)
Current tax liabilities	(2,104)	2,104	—	—	—
Borrowings	(70,934)	70,934	—	—	—

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			U.S. GAAP Adjustments
(In thousands)	Historical Tyman (IFRS) GBP	Policy and Presentation Adjustments Note 2.1	Restricted Cash Note 2.3	Adjusted Tyman (U.S. GAAP) GBP	Tyman (U.S. GAAP) US$ Note 2.4
Current maturities of long-term debt	—	(70,934)	—	(70,934)	(89,689)
Lease liabilities	(7,173)	7,173	—	—	—
Current operating lease liabilities	—	(7,173)	—	(7,173)	(9,069)
Derivative financial instruments	(22)	—	—	(22)	(28)
Current other liabilities	—	(711)	—	(711)	(899)
Provisions	(711)	711	—	—	—
Total current liabilities	(165,535)	—	—	(165,535)	(209,302)
Non-current liabilities
Long-term debt	—	(147,053)	—	(147,053)	(185,934)
Borrowings	(147,053)	147,053	—	—	—
Lease liabilities	(50,113)	50,113	—	—	—
Non-current operating lease liabilities	—	(50,113)	—	(50,113)	(63,362)
Deferred income taxes	—	(3,494)	—	(3,494)	(4,418)
Deferred tax liabilities	(3,494)	3,494	—	—	—
Derivative financial instruments	(100)	—	—	(100)	(126)
Retirement benefit obligations	(2,335)	—	—	(2,335)	(2,952)
Provisions	(3,398)	3,398	—	—	—
3ther liabilities	—	(3,443)	—	(3,443)	(4,353)
Other payables	(45)	45	—	—	—
Total non-current liabilities	(206,538)	—	—	(206,538)	(261,145)
Total liabilities	(372,073)	—	—	(372,073)	(470,447)
STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock	—	(9,839)	—	(9,839)	(12,440)
Additional paid-in-capital	—	(68)	—	(68)	(87)
Retained earnings	(456,829)	—	—	(456,829)	(577,614)
Accumulated other comprehensive loss	—	(64,459)	—	(64,459)	(81,503)
Less: Treasury stock at cost	—	5,908	—	5,908	7,470
Share capital	(9,839)	9,839	—	—	—
Share premium	(68)	68	—	—	—
Treasury reserve	5,908	(5,908)	—	—	—
Hedging reserve	100	(100)	—	—	—
Translation reserve	(64,559)	64,559	—	—	—
Total stockholders’ equity	(525,287)	—	—	(527,287)	(664,174)
Total liabilities and stockholders’ equity	(897,360)	—	—	(897,360)	(1,134,621)

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Note 2.1 – Policy and presentation alignment adjustments

The classification of certain items presented by Tyman in accordance with IFRS has been modified in order to align with the presentation used by Quanex under U.S. GAAP. All amounts are rounded to the nearest thousand which explains any immaterial difference which arises between the pre and post reclassified amounts.

Modifications to Tyman’s historical consolidated income statement presentation for the six-month period ended June 30, 2024, include:

•	Presentation of “Revenue” (£315.9 million) in “Net sales” (£315.9 million).

•	Presentation of “cost of sales” (£213.2 million) in “Cost of sales (excluding depreciation and amortization)” (£213.2 million).

•	Separate presentation of depreciation and amortization included in “Selling, general and administrative” (£10.1 million) in “Depreciation and amortization” (£10.1 million).

•	Separate presentation of depreciation and amortization included in “Cost of sales” (£6.8 million) in “Depreciation and amortization” (£6.8 million).

•	Presentation of “Net impairment losses on financial assets” (£0.1 million) in “Selling, general and administrative” (£0.1 million).

•	Presentation of “Finance income” (£1.6 million) in “Other, net” (£1.6 million).

•	Separate presentation of components of “Finance costs” (£6.4 million) in “Interest expense” (£5.8 million) and “Other, net” (£0.6 million).

Modifications to Tyman’s historical consolidated income statement presentation for the three-month period ended June 30, 2024, include:

•	Presentation of “Revenue” (£165.9 million) in “Net sales” (£165.9 million).

•	Presentation of “cost of sales” (£111.6 million) in “Cost of sales (excluding depreciation and amortization)” (£111.6 million).

•	Separate presentation of depreciation and amortization included in “Selling, general and administrative” (£5.0 million) in “Depreciation and amortization” (£5.0 million).

•	Separate presentation of depreciation and amortization included in “Cost of sales” (£3.4 million) in “Depreciation and amortization” (£3.4 million).

•	Presentation of “Net impairment losses on financial assets” (£0.3 million) in “Selling, general and administrative” (£0.3 million).

•	Presentation of “Finance income” (£1.0 million) in “Other, net” (£1.0 million).

•	Separate presentation of components of “Finance costs” (£3.6 million) in “Interest expense” (£3.3 million) and “Other, net” (£0.3 million).

Modifications to Tyman’s historical consolidated income statement presentation for the twelve-months ended December 31, 2023, include:

•	Presentation of “Revenue” (£657.6 million) in “Net sales” (£657.6 million).

•	Presentation of “Cost of sales” (£442.0 million) in “Cost of sales (excluding depreciation and amortization)” (£442.0 million).

•	Separate presentation of depreciation and amortization included in “Selling, general and administrative” (£21.5 million) in “depreciation and amortization” (£21.5 million).

•	Separate presentation of depreciation and amortization included in “Cost of sales” (£14.7 million) in “Depreciation and amortization” (£14.7 million).

•	Presentation of “Net impairment losses on financial assets” (£0.8 million) in “Selling, general and administrative” (£0.8 million).

•	Presentation of “Finance income” (£3.4 million) in “Other, net” (£3.4 million).

•	Separate presentation of components of “Finance costs” (£13.6 million) in “Interest expense” (£13.9 million) and “Other, net” (£0.3 million).

15

Modifications to Tyman’s historical consolidated balance sheet presentation as of June 30, 2024, include:

•	Presentation of components of “Trade and other receivables” (£82.4 million) in “Accounts receivable gross” (£87.8 million) and “Allowance for credit losses” (£5.4 million), presenting a total net of £82.4 million in “Accounts receivable net of allowance for credit losses”.

•	Presentation of components of “Trade and other receivables” (£14.4 million) in “Prepaid and other current assets” (£14.4 million).

•	Presentation of “Current tax asset” (£3.6 million) in “Income taxes receivable” (£3.6 million).

•	Presentation of “Right-of-use assets” (£52.4 million) in “Operating lease right-of-use assets” (£52.4 million).

•	Presentation of “Deferred tax assets” (£0.8 million) in “Deferred income taxes” (£0.8 million).

•	Separate presentation of components of “Trade and other payables” (£84.6 million) in “Accounts payable” (£49.1 million) and “Accrued liabilities” (£35.5 million).

•	Presentation of “Current tax liabilities” (£2.2 million) in “Income taxes payable” (£2.2 million).

•	Presentation of current “Borrowings” (£70.9 million) in “Current maturities of long-term debt” (£70.9 million).

•	Presentation of current “Lease liabilities” (£7.2 million) in “Current operating lease liabilities” (£7.2 million).

•	Presentation of current “Provisions” (£0.7 million) in “Current other liabilities” (£0.7 million).

•	Presentation of non-current “Borrowings” (£147.1 million) in “Long-term debt” (£147.1 million).

•	Presentation of non-current “Lease liabilities” (£50.1 million) in “Non-current operating lease liabilities” (£50.1 million).

•	Presentation of “Deferred tax liabilities” (£3.5 million) in “Deferred income taxes” (£3.5 million).

•	Presentation of non-current “Provisions” (£3.4 million) in “Other liabilities” (£3.4 million).

•	Presentation of “Other payables” (£0.1 million) in “Other liabilities” (£0.1 million).

•	Presentation of “Share capital” (£9.8 million) in “Common stock” (£9.8 million).

•	Presentation of the “Share premium” (£0.1 million) in “Additional paid-in capital” (£0.1 million).

•	Presentation of the “Treasury reserve” (£5.9 million) in “Treasury stock” (£5.9 million).

•	Presentation of the “Translation reserve” (£64.6 million) in “Accumulated other comprehensive loss (income)” (£64.6 million).

•	Presentation of the “Hedging reserve” (£0.1 million) in “Accumulated other comprehensive loss (income)” (£0.1 million).

Note 2.2 – Leases

Under U.S. GAAP, Right of Use (“ROU”) assets under operating leases are amortized to a schedule based on the difference between the operating lease expense and the interest accretion amount and Quanex presents the combined operating lease expense (inclusive of the interest accretion portion) within “Selling, general and administrative” costs. Further, Quanex did not separate the lease and non-lease components upon transition to Topic 842 under U.S. GAAP Leases (“Topic 842”), for any underlying asset class.

Under IFRS, a straight-line amortization basis is used, amortizing over the shorter of the term of the lease or the useful economic life of the underlying asset, resulting in Tyman presenting the interest accretion portion for all leases, which are all operating leases under U.S. GAAP, within finance costs. Tyman separated all lease and non-lease components upon transition to IFRS 16, Leases (“IFRS 16”).

IFRS 16 includes a practical expedient to exclude the recognition of leases of low value assets on balance sheet. Tyman has elected to apply this practical expedient for assets with a value of below £5,000. However, this is not available under US GAAP.

For the six and three months ended June 30, 2024, the income statement reflects (i) a £5.2 million increase in “Selling, general and administrative” costs and a reduction of £3.9 million and £1.3 million to “Depreciation and amortization” and “Interest expense”, respectively, and (ii) a £2.6 million increase in “Selling, general and administrative” costs and a reduction of £2.0 million and £0.7 million to “Depreciation and amortization” and “Interest expense”, respectively. Therefore, for the nine-months to June 30, 2024, the income statement reflects a total of £7.8 million increase in “Selling, general and administrative” costs, and a total reduction of £5.9 million and £2.0 million to “Depreciation and amortization” and “Interest expense”, respectively.

16

For the year ended December 31, 2023, the income statement reflects a £9.9 million and £0.1 million increase in “Selling, general and administrative” costs and “Income tax expense”, respectively, and a reduction of £7.9 million and £2.6 million to “Depreciation and amortization” and “Interest expense”, respectively.

Note 2.3 – Restricted cash

Tyman’s cash and cash equivalents balance as of June 30, 2024 (£75.8 million) includes a restricted cash balance of £4.0 million. This is cash held in a foreign subsidiary that is not available for use by Tyman as a result of exchange control restrictions. Under U.S. GAAP, restricted amounts are excluded from “Cash and cash equivalents” in the balance sheet. Therefore, this balance has been derecognized from “Cash and cash equivalents” and recognized in “Restricted cash”.

Note 2.4 – Foreign exchange rates

Tyman’s consolidated balance sheet balances as of June 30, 2024, have been translated into US$ using Quanex’s spot rate of 1.2644 £/US$.

Tyman’s consolidated income statement balances for the three-months and six-months ended June 30, 2024, and the year ended December 31, 2023, have been translated into US$ using Quanex’s average rates of 1.2668, 1.2623, and 1.2536 for each period, respectively.

The total purchase price consideration has been calculated based on Quanex’s closing share price of $31.83 on August 1, 2024, and Quanex’s spot rate of 1.2792 GBP/US$ on August 1, 2024, being the acquisition completion date of Tyman.

Note 3 – Preliminary purchase price allocation

The Transaction will be accounted for as a business combination using the acquisition method under U.S. GAAP. Under this method, Tyman’s assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value.

In accordance with U.S. GAAP, Quanex measures fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The final fair values may vary materially from these estimates.

The purchase consideration has been calculated as of August 1, 2024, being the acquisition date, as follows:

(All amounts in millions, except share amounts)
Tyman shares in issue prior to Scheme Record Time	194,859,190
Tyman shares held in treasury prior to Scheme Record Time	439,810
Tyman shares held by the employee benefit (unallocated) prior to Scheme Record Time	1,463,059
Total Tyman shares issued as of August 1, 2024	196,762,059
Tyman shares newly issued prior to Scheme Record Time	245,429
Tyman shares at the Scheme Record Time	197,007,488

Tyman shares receiving Main Offer	163,395,531
Tyman shares receiving Capped All-Share Alternative	33,611,957
197,007,488

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The breakdown of the total purchase consideration is calculated as follows (all amounts in US$ millions, except share amounts):

	Main Offer			Capped All-Share Alternative Offer			Total consideration
	Number of Shares	Share Price	Amount	Number of Shares	Share Price	Amount	Number of Shares	Share Price	Amount
Equity consideration(i)	9,337,040	$31.83	$297.2	4,802,437	$31.83	$152.8	14,139,477	$31.83	$450.0
Cash consideration(ii)			$501.7			$—			$501.7
Total purchase consideration(iii)	9,337,040		$798.9	4,802,437		$152.8	14,139,477		$951.7

Under the terms of the Transaction, Tyman Shareholders were entitled to receive for each Tyman Share held at the Scheme Record Time 240 pence in cash and 0.05715 of a New Quanex Share under the terms of the Main Offer. The Main Offer comprises approximately 63% by value in cash for $501.7 million and approximately 37% by value in New Quanex Shares for $297.2 million.

As an alternative to the Main Offer, Tyman Shareholders were able to elect to receive the consideration in respect of their entire holding of Tyman Shares in Quanex Shares at a ratio of 0.14288 of a New Quanex Share to every 1 Tyman Share held at the Scheme Record Time under the terms of the Capped All-Share Alternative.

The Capped All-Share Alternative was available in respect of up to 25% of the Tyman Shares outstanding on the date acquisition, August 1, 2024.

(i)	the total equity consideration for each Tyman Share was calculated using the closing price of Quanex’s Shares on the NYSE as of August 1, 2024 converted to pounds sterling using the exchange rate as of August 1, 2024 of $1.2792/£1. Total equity consideration of 14,139,477 New Quanex Shares is comprised of 9,337,040 New Quanex Shares issued under the Main Offer and 4,802,437 New Quanex Shares issued under the Capped All-Share Alternative for a total equity consideration of $450.0 million (including $152.8 million related to the Capped-All-Share Alternative).

(ii)	Total cash consideration of $501.7 million was paid in (i) connection with the Main Offer and (ii) in respect of fractional entitlements for the Main Offer and the Capped All-Share Alternative for $26,000 and $1,000, respectively.

(iii)	Total purchase consideration was $951.7 million. On acquisition, Quanex issued 14,139,477 new shares of common stock at $0.01 for a total of $450.0 million (common stock: $0.1 million and additional paid-in capital: $449.9 million) and paid a total cash consideration of $501.7 million.

Quanex has performed preliminary valuation analysis of the fair market value of Tyman’s assets acquired and liabilities assumed on the date of completion of the Transaction on August 1, 2024. Using the total consideration of $951.7 million for the Transaction, Quanex has allocated such assets and liabilities as follows:

(In thousands of US$)
Fair values of assets acquired and liabilities assumed
Cash and cash equivalents	90,838
Inventories(iv)	206,417
Operating lease right-of-use assets(viii)	73,414
Goodwill(vi)	380,352
Intangible assets(v)	532,316
Property, plant and equipment(ix)	149,415
Operating lease liabilities(viii)	(69,878)
Debt(vii)	(278,066)
Deferred income tax liabilities	(148,674)
Other assets/liabilities(x)	15,598
Total estimated consideration	$951,732

Except as discussed below, the carrying value of Tyman’s assets and liabilities are considered to approximate their fair values:

(iv)	The estimated fair value of Tyman’s inventory, which includes raw materials and consumables, work in progress and finished goods, is $206.4 million, which represents an uplift of $36.8 million on the book value of $169.6 million. The inventory was valued at estimated selling price less the estimated costs to be incurred to complete (in the case of work in progress) and sell the inventory, the associated margins on these activities and holding costs. However, the fair valuation was based on certain assumptions and therefore the final amounts may differ materially from these estimates. The step up in the fair value of inventory is expected to increase cost of goods sold in a twelve-month period by $36.8 million, as the inventory is sold. The related estimated net decrease to income tax expense for the Pro Forma Income Statement is $2.5 million.

18

(v)	The estimated fair value of Tyman’s intangible assets is estimated to be $532.3 million, or a net increase of $455.2 million compared to a carrying value of $77.1 million. The primary intangible assets include customer relationships and acquired brands, for which the fair value estimates of identifiable intangibles assets have been determined using the income approach. The assumptions used by Quanex to arrive at the estimated fair value of the identifiable assets have been derived primarily from public information and information provided by Quanex and Tyman. However, a detailed analysis has not been completed and actual results may differ materially from these estimates.

The estimated fair value and weighted average estimated useful life of identifiable intangible assets are estimated as follows:

	Fair value (In millions of US$)	Weighted Average Estimated Useful Life (in years)	Annual Amortization (In millions of US$)
Customer relationships	337.1	18.29	18.5
Trademarks and trade names	179.2	19.22	9.3
Patents	1.0	3.55	0.3
Software	15.0	3.55	4.2
Total acquired identifiable intangible assets	532.3		32.3
Less: Tyman’s historical net book value of intangible assets	77.1
Adjustment to intangible assets, net	$455.2

Based on the estimated respective fair values of identified intangible assets and the weighted average estimated useful lives, an adjustment to amortization expense of $13.9 million and $11.8 million has been included in the Pro Forma Income Statement for the nine-months to June 30, 2024 and for the year ended December 31, 2023, respectively. This represents the incremental amortization expense from the historical amounts recognized by Tyman, as a result of the intangible assets being recognized at fair value. The related estimated net decrease to income tax expense for the Pro Forma Income Statement is $3.5 million and $3.0 million, respectively. This adjustment will recur for the life of the underlying assets.

(vi)	The goodwill balance arising from the Transaction is estimated to be $380.4 million, which represents a net adjustment (decrease) of $125.8 million. The goodwill has been calculated as the excess of the purchase consideration of $951.7 million over either the fair value or carrying value of the net assets acquired of $571.3 million.

(vii)	Tyman’s debt was fully repaid by Quanex on August 9, 2024, shortly after the completion of the Transaction on August 1, 2024. This repayment was required by a change in control clause requiring Tyman to repay (or offer to repay) the debt in its entirety, including all accrued interest, without incurring any prepayment penalties. Under ASC Topic 805, the fair value of a financial liability with a demand feature cannot be less than the amount payable on demand, discounted from the first date on which the amount could be required to be paid. Consequently, the cash outflow required to settle the borrowings is considered to be representative of its fair value. All unamortized capitalized borrowing costs have been eliminated as a fair value adjustment.

(viii)	Tyman’s operating leases have been recalculated as of June 30, 2024, measured at the present value of the remaining lease payments, as if the acquired leases were a new lease of Quanex at the acquisition date. The remaining lease payments have been discounted using the incremental borrowing rate of Tyman. The estimate of the lease liability of $69.9 million and associated operating lease right of use assets (the latter adjusted for favorable rentals of $3.5 million) are subject to change and could vary materially from the actual adjustment on the preliminary purchase price allocation.

(ix)	The estimated fair value of Tyman’s property, plant and equipment is estimated to be $149.4 million, which represents an uplift of $59.3 million on the book value of $90.1 million. The primary property, plant and equipment assets include real estate and plant and equipment, for which the fair value estimates of identifiable property, plant and equipment assets have been determined using the direct capitalization approach and depreciated replacement cost approach respectively. The assumptions used by Quanex to arrive at the estimated fair value of the identifiable assets have been derived primarily from public information and information provided by Quanex and Tyman. However, a detailed analysis has not been completed and actual results may differ materially from these estimates.

19

The estimated fair value and weighted average estimated useful life of property, plant and equipment assets are estimated as follows:

	Fair value (In millions of US$)	Weighted Average Estimated Useful Life (in years)	Annual Depreciation (In millions of US$)
Buildings and building improvements	38.3	13.58	2.8
Machinery and equipment	82.7	8.59	9.8
Construction in progress	19.7	—	—
Land and land improvements	8.7	—	—
Total acquired identifiable tangible assets	149.4		12.6
Less: Tyman’s historical net book value of property, plant and equipment	90.1
Adjustment to property, plant and equipment, net	$59.3

Based on the estimated respective fair values of identified tangible assets and the weighted average estimated useful lives, an adjustment to depreciation expense of $4.6 million and $2.5 million has been included in the Pro Forma Income Statement for the nine-months to June 30, 2024 and for the year ended December 31, 2023, respectively. This represents a reduction to the depreciation expense from the historical amounts recognized by Tyman, as a result of the tangible assets being recognized at fair value. The related estimated net increase to income tax expense for the Pro Forma Income Statement is $1.2 million and $0.6 million, respectively. This adjustment will recur for the life of the underlying assets.

(ix)	Other net assets assumed excluding cash and cash equivalents, inventory, identifiable intangible assets (customer relationships and trade names), property, plant and equipment, operating lease right-of-use assets and operating lease liabilities, borrowings, net deferred taxes and goodwill was $15.6 million.

The carrying amount of other assets and liabilities include accounts receivable of $104.2 million, accounts payable and accrued liabilities of $107.0 million, net income tax receivable of $1.9 million and net other assets of $16.5 million. Since the carrying amounts are considered to closely reflect their fair value, no adjustments have been made to these balances.

This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the Pro Forma Balance Sheet and Income Statement. The final purchase price allocation will be determined when Quanex has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes above. The final allocation is expected to be completed post consummation of the Transaction and could differ materially from the preliminary allocation used in the transaction accounting adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment; (2) changes in allocations to intangible assets, such as customer relationships, trademarks and trade names and software, as well as goodwill; and (3) other changes to assets and liabilities.

Note 4 – Financing

On June 12, 2024, in connection with the Transaction, Quanex entered into an amendment to the Second Amended and Restated Credit Agreement, dated as of July 6, 2022 (the “Existing Credit Agreement”, and the Existing Credit Agreement as so amended, the “Amended Credit Agreement”).

On the date of the completion of the Transaction on August 1, 2024, the financing consisted of the following (together “the Facilities”):

(1)	an increase up to $150.0 million to the Existing Credit Agreement, that matures on July 6, 2027. The total revolving credit facility available was $475.0 million; and

(2)	a $500.0 million senior secured term loan A facility that matures on August 1, 2029.

Quanex used the funds from the Facilities to (i) fund the cash portion of the preliminary purchase price, (ii) repay in full Tyman’s outstanding debt assumed (on August 9, 2024, shortly after completion of the Transaction), and (iii) pay fees and expenses associated with the Transaction.

20

Current and non-current interest-bearing balances on the Facilities have been adjusted as follows based on the sources of funding described above:

	Financing adjustments $ thousands
Proceeds from Revolving Credit Facility and Term Loan A Facility	791,679
Debt issuance cost	(13,778	)(i)
Total source of funding, net of debt issuance costs	777,901
Repayment of Tyman outstanding debt	(281,323)
Net change in debt	496,578
Presented as:
Current portion of debt adjustment	63,274	(ii)
Non-Current portion of debt adjustment	433,304	(iii)

(i)	Total debt issuance costs amount to $13.8 million paid on the Facilities settlement and completion of the Transaction on August 1, 2024 and are capitalized within debt on August 9, 2024, on the date funds were drawn by Quanex.

(ii)	The current portion of the debt adjustment is comprised of the proceeds of the facilities, net of issuance costs, and the total outstanding current debt of Tyman.

(iii)	The non-current portion of the debt adjustment is comprised of the proceeds of the facilities, net of debt issuance costs, and the total outstanding non-current debt of Tyman.

The Facilities have an initial interest rate plus interest margins, per annum, that is either the base rate of 4.625% or the SOFR of 5.540%. From the first full quarter ending after the completion date of the Transaction, the interest rates and margins will be based on a grid that varies depending on Quanex’s options on the interest rate and on Quanex’s consolidated net leverage ratio (as defined in the existing agreement).

On August 1, 2024, Quanex selected to apply the interest rate based on the SOFR of 5.540%.

The Pro Forma Income Statements for the nine-months ended July 31, 2024, and for the year ended October 31, 2023, includes a financing adjustment for interest using the SOFR interest rate of 5.540%, representing a total interest expense of $21.6 million (net of tax of $5.4 million) and $35.4 million (net of tax of $8.9 million), respectively. If Quanex had selected the US$ base rate plus interest margin at 1.5%, the interest rate would decrease to 4.625%, with a calculated interest expense of $18.5 million (net of tax of $4.6 million) and $30.3 million (net of tax of $7.6 million), respectively. The tax effect has been calculated on the assumption that no interest deduction limitation is expected for tax purposes.

Interest expense for the nine-months ended July 31, 2024, and October 31, 2023 are as follows:

			SOFR plus interest margin
(in $ thousands, except interest rate)	Outstanding balance		Interest rate	Interest expense
Revolving Credit Facility and Term Loan A Facility	633,343	(i)	0.05540	26,986

		SOFR plus interest margin
(in $ thousands, except interest rate)	Principal	Interest rate	Interest expense
Revolving Credit Facility and Term Loan A Facility	791,679	0.05540	44,254

(i)	The principal amount for the nine-months ended July 31, 2024 reflects capital repayments of $158.3 million

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Note 5 – Other transaction accounting adjustments

(i)	Total transaction and related costs in conjunction with the Transaction of $24.2 million are attributable to Quanex. As of July 31, 2024, $13.5 million of those costs have been incurred and recorded by Quanex. The remaining balance of transactions and related costs of $10.7 million have not been accrued by Quanex as they become liable on the date of the completion of the Transaction on August 1, 2024. Therefore, an adjustment of $10.7 million for Quanex has been presented in the Pro Forma Balance Sheet as an increase to accrued liabilities and a corresponding reduction to retained earnings to represent the estimated future charge. Additionally, an adjustment of $10.7 million for Quanex has been presented in the Pro Forma Income Statement as an increase to selling, general and administrative expenses for the year ended October 31, 2023. It has been assumed that a tax deduction is not available for these transactions and related costs. These one-off costs will not have a continuing impact on the results of Quanex following the completion of the Transaction.

Total transaction and related costs in conjunction with the Transaction of $25.1 million are attributable to Tyman. As of June 30, 2024, $4.9 million of those costs have been incurred and recorded by Tyman. The remaining balance of transactions costs of $20.1 million incurred or to be incurred after June 30, 2024 by Tyman in connection with the Transaction have not been adjusted for in the Pro Forma Financial Information.

(ii)	Upon completion of the Transaction on August 1, 2024, each unvested LTIP share award became vested as per the change-in-control provision and terms negotiated as part of the Transaction, resulting in an accelerated compensation expense of $1.1 million in selling, general and administrative expenses in the Pro Forma Income Statement with a corresponding tax effect adjustment of $0.3 million, assuming a full tax deduction of the accelerated compensation expense.

(iii)	Tyman has negotiated the terms of a retention arrangement bonus plan whereby up to $1.9 million may be used for retention bonus awards to employees (in each case excluding the executive directors, being the Chief Executive Officer and the Chief Financial Officer) whose retention is considered critical for the business. An adjustment of $1.9 million in selling, general and administrative expenses has been reflected in the Pro Form Income Statement along with a corresponding tax effect adjustment of $0.5 million. These one-off costs will not have a continuing impact on the results of Quanex following the Transaction. The cost of $1.9 million has been shown as an increase to accrued liabilities in the Pro Forma Balance Sheet.

Note 6 – Earnings per share

The weighted average number of Quanex Shares used in computing basic earnings per share has been calculated using the weighted average number of Quanex Shares issued and outstanding during the period and the number of Tyman Shares outstanding as of the period end and the Tyman Shares to be issued prior to completion, giving effect to the exchange ratio options established in the recommended cash and share offer agreement.

For the nine-months ended July 31, 2024, the Quanex pro forma basic earnings per share was calculated using 47.0 million weighted average shares, which reflects the 32.9 million weighted average Quanex Shares issued and outstanding for the period and 14.1 million shares per the Main Offer and Capped All-Share Alternative (note 3).

For the year ended October 31, 2023, the Quanex pro forma basic earnings per share was calculated using 47.0 million weighted average shares, which reflects the 32.9 million weighted average Quanex Shares issued and outstanding for the period and 14.1 million shares per the Main Offer and Capped All-Share Alternative (note 3).

Tyman’s effect of dilutive potential ordinary shares is related to the LTIP awards and options that are converted to Quanex’s Shares on acquisition. Therefore, the impact of Tyman’s ordinary shares on pro forma earnings per share is the same for both basic and diluted earnings per share.

For the nine-months ended July 31, 2024, the Quanex pro forma diluted earnings per share was calculated using 47.2 million weighted average shares, which reflects the 33.1 million weighted average Quanex Shares issued and outstanding for the period plus all potentially dilutive securities using the treasury stock method and 14.1 million shares per the Main Offer and Capped All-Share Alternative (note 3).

For the year ended October 31, 2023, the Quanex pro forma diluted earnings per share was calculated using 47.2 million weighted average shares, which reflects the 33.1 million weighted average Quanex Shares issued and outstanding for the period plus all potentially dilutive securities using the treasury stock method and 14.1 million shares per the Main Offer and Capped All-Share Alternative (note 3).

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